Exhibit 21.1

Subsidiaries of Gramercy Property Trust

ENTITY	JURISDICTION
GPT Operating Partnership LP	Delaware
Columbus Merger Sub, LLC	Maryland
GPT Property Trust LP	Delaware
GPT Management Co. LLC	Delaware
GPT GIG BOA Portfolio Owner LLC	Delaware
Gramercy Investment Trust	Maryland
Gramercy Investment Trust II	Maryland